January 16, 2003

Securities and Exchange Commission Washington, D.C. 20549

Ladies and Gentlemen

We were previously principal accountants for Viscount Systems Inc. and, under the date of February 8, 2002, we reported on the consolidated financial statements of Viscount Systems Inc. as of and for the years ended December 31, 2001 and 2000. On December 18, 2002, our appointment as principal accountants was terminated. We have read Viscount Systems Inc.’s statements included under Item 4 of its Form 8-K dated January 16, 2002, and we agree with such statements except that we are not in a position to agree or disagree with Viscount Systems Inc.’s statement that the change was approved by the board of directors and that we are not in a position to agree or disagree with Viscount Systems Inc.’s statement that prior to the appointment of J.H. Cohn LLP, the Company did not consult with J.H. Cohn LLP regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Viscount Systems Inc.’s consolidated financial statements.

Very truly yours

(Signed) KPMG LLP